UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 13, 2013

Zoetis Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35797	46-0696167
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

100 Campus Drive, Florham Park, NJ	07932
(Address of principal executive offices)	(Zip Code)

(973) 822-7000
(Registrant's telephone number, including area code)

5 Giralda Farms, Madison, NJ 07940
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Supplemental Savings Plan
On June 13, 2013, pursuant to a delegation of authority by the Board of Directors of Zoetis Inc. (the “Company”), the Company's Chief Human Resources Officer adopted the Zoetis Supplemental Savings Plan (the “SSP”), effective as of July 1, 2013. The SSP is a nonqualified deferred compensation plan providing benefits, on an unfunded basis, to a select group of management or highly compensated employees. Participants in the SSP are those participants in the Zoetis Savings Plan, the tax-qualified savings plan adopted by the Company effective as of July 1, 2013 (the “Savings Plan”), who are adversely affected by the limitations of Sections 401(a)(17) of the Internal Revenue Code, as amended, or who are otherwise designated as eligible to participate in the SSP by the Zoetis Savings Plan Committee (the “Committee”), which has been appointed to administer the Savings Plan and the SSP. All of the named executive officers of the Company are eligible to participate in the SSP.
The SSP provides for the deferral of compensation that otherwise could have been deferred under the Savings Plan, but for the application of a limitation on compensation that can be taken into account in computing benefits under the Savings Plan (“Compensation Limit”). In 2013, the Compensation Limit, which is prescribed by the Internal Revenue Code and may be adjusted in subsequent years by the Internal Revenue Service, is $255,000. Prior to the beginning of each calendar year, participants can elect to defer up to 30% of the amount by which their total compensation (base salary and bonus earned under the Zoetis Inc. Annual Incentive Plan or “AIP”) exceeds the Compensation Limit. The Company matches these elective deferrals at the same rate as under the Savings Plan, which, as of July 1, 2013, the effective date of the adoption of the Savings Plan, is equal to 100% of the first 5% of the participant's compensation. To the extent the Company makes a profit sharing contribution to the Savings Plan on behalf of a participant that is similarly limited by the application of the Compensation Limit (whether or not such executive or other plan participant has elected to make elective deferrals to the SSP during that year), the amount of the profit sharing contribution that the participant was not eligible to receive under the Savings Plan will be credited to the SSP. In addition, the Company's named executive officers and certain other executives may elect to defer up to an additional 60% of the amount of their bonus compensation earned under the AIP in excess of the Compensation Limit. The Company does not match these additional elective deferrals.
Participants are always fully vested in their elective deferrals and vest in any Company matching and profit sharing contributions at the same rate as Company matching and profit sharing contributions made under the Savings Plan. Under the Savings Plan, employees are always fully vested in their Company matching contributions and vest in profit sharing contributions at a rate of 20% for each year of vesting service.
Participants may elect to notionally invest amounts deferred under the SSP in the Company's common stock as well as funds that generally mirror the investment options under the Savings Plan. Company matching and profit sharing contributions are initially deemed to be notionally invested in Company common stock. In general, the Company is not required to actually invest any amount in a particular fund or investment vehicle nor is it required to set aside funds from its general assets to meet its obligations under the SSP; however, upon a change of control (as defined under the Zoetis Inc. 2013 Equity and Incentive Plan), the Company is required to establish and fully-fund, and to continue to fully-fund on an annual basis, a trust to pay all participant benefits that are or may be payable under the SSP. Any successor to the Company is required to assume its obligations under the SSP.
Generally, under the SSP, participants can elect to receive payments as a lump sum or in two to twenty annual installments following termination of service. Any participant who does not make an election will receive a lump sum payment. The distribution of a participant's benefit may be paid out in a lump sum, regardless of a prior election to receive annual installments, upon a participant's death or disability (as defined in the SSP) prior to the date his or her entire benefit has been distributed.
In addition, the liabilities received by the Company from Pfizer Inc. relating to amounts deferred by Company employees under the Pfizer Nonfunded Deferred Compensation and Savings Plan, the Pharmacia Savings Plus+Plan and the Wyeth Supplemental Employee Savings Plan (such amounts, the “Transferred Amounts” and such plans, the “Prior Plans”) will be subject to the terms and conditions of the SSP, except that the distribution provisions applicable to the Transferred Amounts will generally be the distribution provisions that applied to such amounts under the Prior Plans, which are not materially different than those under the SSP. Each executive and other plan participant is 100% vested in any Transferred Amounts credited to the executive's account under the SSP.
The foregoing description of the Zoetis Supplemental Savings Plan does not purport to be complete and is qualified in its entirety by reference to full text of the Zoetis Supplemental Savings Plan, which the Company plans to file with the registration statement on Form S-8 for the Zoetis Supplemental Savings Plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOETIS INC.

By:	/s/ Heidi C. Chen
Name:	Heidi C. Chen
Title:	Executive Vice President,
General Counsel and Corporate Secretary
Dated: June 19, 2013